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Exhibit 10.11

CHANGE IN CONTROL AGREEMENT

        THIS AGREEMENT ("Agreement") made as of the 16th day of April 2004, by and among Leesport Financial Corp., a Pennsylvania business corporation ("Leesport"), Leesport Bank, a Pennsylvania banking institution (the "Bank"), and Thomas J. Coletti, an adult individual (the "Employee").

Background:

        1.     The Employee is serving as Executive Vice President of The Madison Bank ("Madison Bank"), Pennsylvania banking institution and a wholly owned subsidiary of Madison Bancshares Group, Ltd. ("Madison"), pursuant to an employment agreement, dated January 1, 2003 (the "Madison Employment Agreement").

        2.     Madison has entered into an agreement and plan of merger (the "Merger Agreement") with Leesport, dated the date hereof (the "Merger Agreement"), providing, among other things, for the merger of Madison with and into Leesport, with Leesport as the surviving entity, and the subsequent merger of Madison Bank with and into the Bank, with the Bank as the surviving entity. Defined terms used herein but otherwise not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

        3.     Leesport and the Employee desire that the Employee continue his employment with Leesport Bank after the Merger. In connection therewith, Leesport and Employee have agreed that, on the Effective Date, (i) Employee shall receive the consideration provided in Section 18 of this Agreement in complete satisfaction of any amounts due and owing to Employee under the Madison Employment Agreement as a result of the Merger or otherwise and (ii) the Madison Employment Agreement shall be terminated on the Effective Date without further obligations thereunder by any of the parties to the Madison Employment Agreement.

        4.     Leesport and Leesport Bank desire to induce Employee to remain in the employ of Leesport, Leesport Bank or one of their respective affiliates (the "Employer") after the Merger on an impartial and objective basis in the event of a Change in Control (as defined in Section 2(c)) involving Leesport.

        NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    Term of Agreement and Related Matters.

          (a)    In General.    Except as otherwise provided herein, the term of this Agreement will be for a period commencing on the Effective Date of the Merger and ending on December 31, 2006; provided, however, that this Agreement will automatically be renewed on January 1, 2007 and on January 1 of each subsequent year (each an "Annual Renewal Date") for a period of one (1) additional year from the applicable Annual Renewal Date unless either the Employee or the Employer gives written notice of nonrenewal of this Agreement to the other at least ninety (90) days prior to an Annual Renewal Date (in which case this Agreement will expire on the Annual Renewal Date immediately following such notice).

          (b)    Termination for Cause.    Notwithstanding the provisions of Section 1(a), this Agreement will terminate automatically upon Termination for Cause of the Employee's employment by the Employer. As used in this Agreement only, the term "Termination for Cause" means:

            (i)    prior to the public announcement of a transaction involving an actual or potential Change in Control, termination for any reason; and

            (ii)   concurrent with or following the public announcement of a transaction involving an actual or potential Change in Control, termination following: (A) except if attributable to physical or mental illness or injury, the willful failure of the Employee to materially perform the Employee's duties, but only after written demand specifically identifying the basis for the Employee's alleged non-performance, the opportunity to cure and the Employee's continued failure to perform thereafter, and, if the termination is before the actual occurrence of a Change in Control, only after a vote of at least two-thirds of Leesport's directors then in office; (B) a willful material violation by the Employee of any applicable code of conduct or similar policy applicable to Employees of the Employer; (C) the conviction of the Employee of, or plea of nolo contendere to, a felony or a crime of moral turpitude; or (D) the removal or prohibition of the Employee from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other provision of applicable law.

          If, following a public announcement involving an actual or potential Change in Control, a proposed transaction is terminated without completion, this Agreement shall thereafter be construed as though no such announcement had ever been made; provided, however, that the rights associated with any termination of employment during the interim period shall be determined by reference to subsection (ii) above.

          Notwithstanding the preceding provisions of this subsection, prior to the public announcement of a transaction involving an actual or potential Change in Control, a transfer of the Employee to a new Employer which is Leesport, the Bank or an affiliate of either shall not be deemed a Termination for Cause and this Agreement shall continue in force.

          If the Employee's employment is terminated for Cause, the Employee's rights under this Agreement shall cease as of the effective date of such termination.

          (c)    Voluntary Termination, Retirement, or Death.    Notwithstanding the provisions of Section 1(a), this Agreement will terminate automatically upon the voluntary termination of the Employee's employment (other than in accordance with Section 2), the Employee's retirement on or after age sixty-five (65) or the Employee's death. In any such event, the Employee's rights under this Agreement shall cease as of the effective date of such termination; provided, however, that if the Employee dies after a Notice of Termination (as defined in Section 2(b)) is delivered by the Employee in accordance with such section, the payments described in Section 3 will nonetheless be made to the person or persons determined pursuant to Section 9(b).

          (d)    Disability.    Notwithstanding the provisions of Section 1(a), this Agreement will terminate automatically upon the termination of the Employee's employment by reason of the Employee's Disability. In such event, the Employee's rights under this Agreement will cease as of the effective date of such termination; provided, however, that if the Employee becomes disabled after a Notice of Termination is delivered by the Employee in accordance with Section 2(b), the Employee will nonetheless be entitled to receive the payments described in Section 3. As used in this Agreement, the term "Disability" means incapacitation, by accident, sickness or otherwise, such that the Employee is rendered unable to perform the essential duties required of the Employee by the Employee's then position with the Employer, notwithstanding reasonable accommodation, for a period of six (6) consecutive months.

        2.    Termination Following a Change in Control.

          (a)    Events Giving Right To Terminate For Good Reason.    If a public announcement of a transaction involving an actual or potential Change in Control occurs and, concurrently therewith or during a period of eighteen (18) months thereafter, an event constituting Good Reason also occurs with respect to the Employee, the Employee may terminate the Employee's employment in accordance with the provisions of Section 2(b) and, thereupon, will become entitled to the payments described in Section 3. As used in this Agreement, the term "Good Reason" means any of the following events:

            (i)    non-renewal or the involuntary termination of the Employee's employment, other than an involuntary termination permitted in Sections 1(b) and (d);

            (ii)   a material reduction in the Employee's duties or responsibilities as the same existed immediately prior to public announcement of a transaction involving an actual or potential Change in Control, or as the same may be increased thereafter;

            (iii)  a reduction in the Employee's base compensation below a level that was in effect immediately prior to the public announcement of an actual or potential Change in Control, or as may be increased thereafter;

            (iv)  the failure to provide the Employee with a total compensation package (salary, welfare and pension benefits, stock options and a bonus plan evaluated on the basis of bonus potential) reasonably comparable to the compensation package provided to the Employee immediately prior to the public announcement of an actual or potential Change in Control, or as may be increased thereafter;

            (v)   the reassignment of the Employee to a principal office which is more than thirty-five (35) miles from the Employee's primary residence as of the date of the public announcement of an actual or potential Change in Control; or

            (vi)  any material breach of this Agreement by the Employee's Employer at the relevant time, coupled with the failure to cure the same within thirty (30) days after receipt of written notice of such breach from the Employee.

          (b)    Notice of Termination.    Upon the occurrence of an event of Good Reason subject to Section 2(a), the Employee may, within ninety (90) days of the occurrence of any such event, resign from employment by a notice in writing ("Notice of Termination") delivered to Leesport, whereupon the Employee will become entitled to the payments and benefits described in Section 3. In the case of a termination described in Section 2(a)(i), the Employee shall confirm the Employee's involuntary termination, in writing, within ninety (90) days of the date of such termination, and such confirmation will be deemed a Notice of Termination.

          (c)    Change in Control Defined.    As used in this Agreement, the term "Change in Control" means any of the following:

            (i)    any "person" (as such term is used for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on the date hereof), other than Leesport, a subsidiary of Leesport, or an employee benefit plan of Leesport or a subsidiary of Leesport (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Leesport representing more than 24.9% of (A) the combined voting power of Leesport's then outstanding stock and securities or (B) the aggregate number of shares of Leesport's then outstanding common stock;

            (ii)   the occurrence of a sale of all or substantially all of the assets of Leesport or the Bank to an entity which is not a direct or indirect subsidiary of Leesport;

            (iii)  the occurrence of a reorganization, merger, consolidation or similar transaction involving Leesport, unless (A) the shareholders of Leesport immediately prior to the consummation of any such transaction initially thereafter own securities representing at least a majority of the voting power of the surviving or resulting corporation and (B) the directors of

    Leesport immediately prior to the consummation of such transaction initially thereafter represent at least a majority of the directors of the surviving or resulting corporation;

            (iv)  a plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted for Leesport or the Bank;

            (v)   during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Leesport cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and

            (vi)  the occurrence of any other event which is irrevocably designated as a "change in control" for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Leesport.

          Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred if a person becomes the beneficial owner, directly or indirectly, of stock and securities representing more than 24.9% of the combined voting power of Leesport's then outstanding stock and securities or the aggregate number of shares of Leesport's then outstanding common stock solely as a result of an acquisition by Leesport of its stock or securities which, by reducing the number of securities or stock outstanding, increases the proportionate number of securities or stock beneficially owned by such person; provided, however, that if a person becomes the beneficial owner of more than 24.9% of the combined voting power of stock and securities or the aggregate number of shares of common stock by reason of such acquisition and thereafter becomes the beneficial owner, directly or indirectly, of any additional voting stock or securities or common stock (other than by reason of a stock split, stock dividend or similar transaction), then a Change in Control will thereupon be deemed to have occurred.

          (d)    Termination of Proposed Change in Control Transaction.    If, following a public announcement described in subsection (a), a proposed transaction is terminated without completion, this Agreement shall thereafter be construed as though no such announcement had ever been made; provided, however, that the rights associated with any termination of employment or the giving of a Notice of Termination during the interim period shall be determined without regard to this subsection.

        3.    Rights in the Event of Certain Terminations Following Change in Control.    In the event the Employee validly and timely delivers a Notice of Termination to Leesport, the Employee shall be entitled to receive the following payments and benefits:

          (a)    Basic Payments.    The Employee shall be paid an amount equal to one (1.0) times the sum of (i) the Employee's highest annualized base salary paid to the Employee during the year of termination of employment or the immediately preceding two (2.0) calendar years and (ii) the highest cash bonus paid to the Employee by Leesport or Madison, as the case may be, in or with respect to the year of termination of employment or the immediately preceding two (2.0) calendar years. Payments under this Section 3(a) shall be made monthly in twelve (12) equal installments (without interest) beginning on the first day of the month immediately following the month in which the Employee delivers the Notice of Termination and continuing on the first day of each month thereafter.

          (b)    Health and Medical Benefits.    For a period of one (1.0) year from the date of termination of employment, the Employee shall be provided, at no charge, with a continuation of health and medical benefits no less favorable than the health and medical benefits in effect on the date of termination of the Employee's employment. To the extent such benefits cannot be provided under a plan because the Employee is no longer an employee of the Employer, a dollar amount equal to the after-tax cost of obtaining such benefits, or substantially similar benefits, shall be paid to the Employee periodically, as appropriate.

          (c)    Excise Tax Matters.    Notwithstanding anything in this section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of the Employee, when added to all other amounts and benefits payable to or on behalf of the Employee, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. The Employee shall have the right, within thirty (30) days of receipt of written notice from Leesport, to specify which amounts and benefits shall be reduced to satisfy the requirements of this subsection. All calculations required to be made under this subsection will be made by Leesport's independent public accountants, subject to the right of the Employee's representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

          (d)    Primary Obligor.    The obligation to make payments and provide benefits under this section shall primarily be those of the Employee's Employer as of the date of the Employee's termination of employment. In the event the Employer is not Leesport or the Bank, Leesport will cause such Employer to make required payments and provide required benefits. To the extent Leesport fails or is unable to do so, it shall make such payments and provide such benefits.

        4.    Legal Expenses.    Leesport will pay (or cause to be paid) to the Employee all reasonable legal fees and expenses when incurred by the Employee in seeking to obtain or enforce any right or benefit provided by this Agreement, provided the Employee acts in good faith with respect to issues raised.

        5.    Notices.    Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to Leesport, in the case of notices given by the Employee, and will, to be effective hereunder, be given by Leesport, in the case of notices given to the Employee. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence address of the Employee, in the case of notices to the Employee, and to the principal office of Leesport, in the case of notices to Leesport.

        6.    Waiver.    No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Employee and an Employee officer of Leesport designated for such purpose by the Board of Directors of Leesport. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        7.    Assignment.    This Agreement is not assignable by any party hereto, except by Leesport and the Bank to any successor in interest to the respective businesses of Leesport and the Bank.

        8.    Entire Agreement.    This Agreement contains the entire agreement of the parties relating to the subject matter hereof and, in accordance with the provisions of Section 18, supersedes any prior agreement of the parties.

        9.    Successors; Binding Effect.

          (a)    Successors.    Leesport will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Leesport and/or the Bank to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that Leesport, the Bank or any affiliated company of either would be required to perform it if no such succession had taken place. Failure by Leesport to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement under Section 2(a)(vi). As used in this Agreement, "Leesport" and the "Bank" mean Leesport and the Bank as hereinbefore defined and any successor to the business and/or assets of Leesport and/or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b)    Binding Effect.    This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Employee should die while any amount is payable to the Employee under this Agreement if the Employee had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Employee's surviving spouse or, if there is no such person, to the Employee's estate.

        10.    Continuation of Certain Provisions.    Any termination of the Employee's employment under this Agreement or of this Agreement will not affect (i) the benefit provisions of Section 3 or 4, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms or (ii) the Employee's right to any compensation and benefits that accrue prior to termination.

        11.    Other Rights.    Except as provided in Sections 3(c) and 18, nothing herein shall be construed as limiting, restricting or eliminating any rights the Employee may have under any plan, contract or arrangement to which the Employee is a party or in which the Employee is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which the Employee may be entitled under a severance plan or arrangement of Leesport, the Bank, an affiliate of either, or an entity which is the successor of any of them or an affiliate thereof; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board of Directors of Leesport may determine.

        12.    No Mitigation or Offset.    The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking employment or otherwise; nor shall any amounts or benefits payable or provided hereunder be reduced in the event the Employee does secure employment.

        13.    Validity.    The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

        14.    Applicable Law.    Except to the extent preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

        15.    Number.    Words used herein in the singular shall be construed as being used in the plural, as the context requires, and vice versa.

        16.    Headings.    The headings of the sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        17.    References to Entities.    All references to Leesport shall be deemed to include references to the Bank, or any affiliate of either, as appropriate in the relevant context, and vice versa; provided, however, that this section shall not be construed in a manner that results in a determination that a transaction constitutes a Change in Control unless such transaction is literally described in the definition of such term.

        18.    Effective Date; Change in Control Payment; Termination of Madison Employment Agreement and Prior Severance Agreements.    This Agreement shall become effective only at the Effective Time. Prior to the Effective Time, neither Leesport, Leesport Bank, nor any of their respective subsidiaries or affiliates shall have any obligation to Employee hereunder or otherwise. On or before the Effective Date, Employee shall receive a lump-sum cash payment of Two Hundred Two Thousand Five Hundred Dollars ($202,500.00) pursuant to Section 3.5 of the Madison Employment Agreement (subject to the limitations set forth therein) in complete satisfaction of Madison's obligations thereunder and, effective at the Effective Time, the Madison Employment Agreement, and any other agreement, arrangement or understanding between Employee and Madison relating to Employee's employment or compensation, shall terminate and be of no further force and effect.

        19.    Withholding For Taxes.    All amounts and benefits paid or provided hereunder shall be subject to withholding for taxes as required by law.

        20.    Nonsolicitation of Employees and Customers.    In consideration of this Agreement and the payments and benefits provided in Section 18 of this Agreement, for a period of one (1) year following termination of Employee's employment for any reason other than a termination of Employee's employment by Leesport without Cause or a termination of Employee's employment by Employee for Good Reason, and whether or not at such time any payments or benefits are being provided under this Agreement, the Employee shall refrain from directly or indirectly soliciting for employment or business relationship purposes pertaining to the financial services business of Leesport or the Bank employees or customers of Leesport, the Bank or any affiliate of either or any successor to either as of the date of the Employee's termination of employment. In the event of a breach of this section, the Employee's right to payments and benefits under Sections 3 and 4 shall immediately terminate. Leesport or any successor shall be entitled to recover any payments or benefits made following the commencement of the prohibited conduct, but before discovery of the same, and may commence an action in any court of competent jurisdiction for such additional legal and equitable relief as it may deem necessary or appropriate to recover damages incurred by reason of such conduct and to preclude continued violation of this section.

        IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

LEESPORT FINANCIAL CORP.
By
Raymond H. Melcher, Jr, Chairman, President and Chief Executive Officer
Attest:
Jenette L. Eck, Secretary
LEESPORT BANK
By
Raymond H. Melcher, Jr., Chairman, President and Chief Executive Officer
Attest:
Jenette L. Eck, Secretary
Witness:
(SEAL)
Thomas J. Coletti

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CHANGE IN CONTROL AGREEMENT
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